InforMedix, Inc.
Georgetowne Office Park
5880 Hubbard Drive
Rockville, MD 20852-4821
Tel: 301-984-1566 Fax: 301-984-9096

September 28, 2006

Harry M. Stokes
3326 Governor Carroll Court
Ellicott City, MD 21043

 Employment Agreement

Dear Harry:

We are delighted to extend to you this offer of employment as Senior Vice President and Chief Financial Officer for InforMedix, Inc. You will be a highly valued member of our management team and we look forward to a long and prosperous employment relationship.

Under this new relationship, you will assume the roles and responsibilities of Senior Vice President and Chief Financial Officer. You will be entitled to participate in all benefit plans that the company makes available to its employees subject to the terms of those plans. The terms of your employment are summarized below.

Please review the following terms of our employment offer and acknowledge your acceptance by signing a copy of this letter and returning it to me. We are looking forward to your official starting date on October 1, 2006.

Base Salary:	$180,000 Base for first year, then reviewed by Compensation Committee, paid twice a month with standard payroll deductions
Bonuses:
Beginning with calendar year 2007, eligible for a $20,000 cash bonus as determined by the Compensation Committee of the Board such that a piece shall be based upon Company financial performance, and a second piece shall be a discretionary component based upon personal performance. (Or supplemental stock options during periods of tight cash flow). This $20,000 shall represent the total of both parts of the bonus.

If Company has a successful year beyond the goals set by the Board, as determined by the Board of Directors, the bonus may be increased consistent with the relative level of responsibility of this position as compared to the other members of the company’s senior management.

Equity (Stock Options):
Assuming you remain employed upon the date the Board approves an expansion of the InforMedix Stock Option Plan as soon as is practicable, the Board will grant you an option under the Stock Option Plan to purchase shares representing 1.2% of the issued and outstanding shares on a fully diluted basis post current PIPE offering with Basic Investors. These may be qualified or non-qualified options as determined by the Board. The exercise price shall be determined by the Board of Directors and shall be sensitive to the stock value of the Company’s common stock as of October 3rd consistent with SEC regulations and prudent business judgment. Of those option shares, 50% shall vest in three equal installments at the end of the first, second and third years of your employment; and 50% will vest based upon the Company achieving financial targets established by the Compensation Committee of the Board. This option grant may be increased at a later date to a total number of shares equal to a total of 1.5% of the issued and outstanding shares referenced above, based upon exceptional performance as determined by the CEO and the Compensation Committee of the Board.

In the event the company is acquired by another company by virtue of merger or asset sale, 25% of the unvested granted options would immediately vest. The remaining 75% of the unvested granted options will be substitute options provided by the acquiring company, or terminated subject to other compensation, based upon a reasonable decision of the Board of Directors.

The terms and conditions of the Company’s Stock Option Plan shall govern these option awards.

Term and Termination
Employment shall commence on October 1, 2006. Employee hereby agrees and understands that no compensation shall be paid him until the Company closes on the Minimum Financing of $500,000. Following that closing, the Company will remit the salary that otherwise would have been paid as of October 1, 2006 through the closing and shall pay base salary in due course following that close. Term of the Agreement shall be three years, subject to termination without cause, by either party, on ten days notice. The following severance package will be available if the Company terminates the Agreement without cause:

Employed less than one year - one month severance

Between one year and two years - two months severance

Termination after two years - three months severance

The above termination packages shall be conditioned upon the Company raising $2,000,000 or such lesser amount as approved by the Board.

For termination for cause, or Employee’s termination without cause, there shall be no severance paid. “Cause” shall be determined by the Board of Directors

Title:	Senior Vice President & Chief Financial Officer. Reports to CEO and Board of Directors
Additional Benefits:
Medical & Dental Coverage:
Company shall pay for individual medical coverage with a PPO program with a well recognized carrier such as Aetna, Blue Cross, etc. (or similar coverage as provided for other members of senior management team) once this is established for the Company. In the interim Employee will receive monthly payments of $415 toward self-purchase of health insurance. Once the Company has a Plan, employee may purchase family coverage using pre-tax dollars.

Vacation:
3 weeks per year for the first year commencing October 1, 2006, then 4 weeks per year thereafter. In addition the Company recognizes New Years Day, Memorial Day, July Fourth, Labor Day, Thanksgiving and Christmas Day holidays.

Due to hours required Employee will have the ability to carry-over unused time up to one week per year from the prior year (or receive equivalent compensation).

Payment of accrued vacation shall be based upon the Company’s policy at the time of termination.

Expense Reimbursements:
Normal and reasonable business related expenses, including travel (away from the company’s offices), entertainment, cell-phone, and other incidental business related expenses would be fully reimbursed.

Other/Future Benefits:	Eligible to receive other employment benefits that are generally made available to senior management, subject to approval by the Board of Directors.
Confidentiality:	Employee agrees to enter into the Agreement on Confidentiality, Ownership of Works, Non Solicitation and Non Competition, etc., attached as Appendix A.

This Letter Agreement constitutes the Legal Contract between you and the Company governing the terms of your Employment. Please acknowledge your agreement to these terms by executing the Agreement below.

Sincerely,

/s/ Bruce A Kehr, MD
Bruce A Kehr, MD
Chairman and CEO

So Agreed:  /s/ Harry Stokes
                Harry Stokes     Date

Appendix A

EMPLOYEE CONFIDENTIALITY AGREEMENT

In consideration for the agreement of InforMedix Holdings, Inc. ("InforMedix") to employ me and as a condition to my continued employment by InforMedix, I hereby agree as follows:

Nondisclosure of Proprietary Information

Both during and after the term of this Agreement, I agree to preserve and protect the confidentiality of Proprietary Information. In addition, I will not (i) disclose or disseminate Proprietary Information to any third party, including employees of InforMedix without a need to know, or (ii) use Proprietary Information for my own benefit or for the benefit of any third Party. If I receive information with uncertain confidentiality, I agree to treat the information as Proprietary Information until management has verified to me that such information is neither confidential nor proprietary.

Definition of Proprietary Information

Proprietary Information is defined as information regarding the InforMedix's current and planned business activities, including (i) information which relates to InforMedix's actual or anticipated products, software, research, inventions, processes, techniques, designs or other technical data, (ii) information regarding administrative, financial or marketing activities of InforMedix, (iii) information received from or concerning InforMedix clients and other third parties, including but not limited to any client or other third party information disclosed to InforMedix under an agreement of confidentiality and (iv) any materials or documents containing any of the above information. Proprietary Information does not include information which is or becomes publicly available without a breach of this Agreement by me.

Return of Proprietary Information

Upon termination of my employment with InforMedix, I agree to deliver to InforMedix all documents and other tangibles (including diskettes and other storage media) containing Proprietary Information.

Ownership of Works

During the time I am employed by InforMedix, InforMedix shall own all rights, including all trade secrets and copyrights, in and to the following works created by me whether created on InforMedix premises or at some other location: (i) works which relate to or are derived from the actual or anticipated business of InforMedix and (ii) works which result from or are derived from any task assigned to me or work performed by me for InforMedix (collectively, the "Works"). InforMedix shall own such Works even if created outside normal working hours and regardless of whether my own equipment or InforMedix equipment was used to create the Works. Such Works shall include program codes and documentation. To the extent that any such Works do not qualify as works made for hire under U.S. copyright law, this Agreement will constitute an irrevocable assignment by me to InforMedix of the ownership of, and all rights of copyright in, such Works. I agree to give InforMedix or its designees all assistance reasonably required to perfect such rights.

Inventions

If I individually or jointly make or conceive of any invention, technique, process, or other know-how, whether patentable or not, in the course of performing services for InforMedix, which relates in any manner to the actual or anticipated business of InforMedix or results from any task assigned to me or work performed by me for InforMedix (collectively, "Inventions"), I will and hereby do assign to InforMedix my entire right, title and interest in such Inventions. I will disclose any such Inventions to an officer of InforMedix and will, upon request, promptly sign a specific assignment of title to InforMedix, and do anything else reasonably necessary to enable InforMedix to secure patent, trade secret or any other proprietary rights in the United States or foreign countries. Any Inventions I have made or conceived before my employment with InforMedix are listed and described below. These items are excluded from this Agreement.

Other Individual Projects

I understand that I may continue to work on, and retain rights to, projects of my own interest outside of InforMedix which do not in any way compete or conflict with the current or planned business of InforMedix provided that (i) they do not fall under the paragraphs titled "Ownership of Works" or "Inventions" above; and (ii) they do not interfere in any way with my time at work or duties for InforMedix. I understand that I am not permitted to engage in any outside business activities while employed by InforMedix which compete with or conflict with the current or planned business of InforMedix.

Representations and Warranties

I represent and warrant that (i) I am able to enter into this Agreement and that such ability is not limited or restricted by any agreements between me and any third party; (ii) I will not disclose to InforMedix or its clients, or induce InforMedix to use or disclose, any proprietary information belonging to others, except with the written permission of the owner of such information; and (iii) any information, materials or products I develop for, or any advice I provide to, InforMedix will not rely or in any way be based upon confidential or proprietary information obtained by me from sources other than InforMedix.

Non Solicitation of Employees

While performing services for InforMedix and for a period of one year after any termination of my employment with InforMedix, I will not hire or attempt, either directly or indirectly, to induce or attempt to influence any employee of InforMedix to leave InforMedix’s employ.

Non Solicitation of Clients

While performing services for InforMedix and for a period of one year after any termination of my employment with InforMedix, I will not solicit business or perform work for any of InforMedix’s clients, either directly or indirectly, for the benefit of anyone other than InforMedix or participate or assist in any way in the solicitation of business from or performance of work for any such clients as an independent contractor or consultant to any other entity unless the business being solicited or the work being performed is not competitive with the services and products provided by InforMedix to such clients.

Non-Competition

Except with the prior written consent of InforMedix, during my employment with InforMedix and for a period of three years after that employment ends, I will not directly or indirectly run, operate, control, be employed by, hold an interest in or participate in the management, operation, ownership or control of any business if:(a) such business is in competition with InforMedix; and (b) if such business is conducted, or if its products are licensed, sold or used within any geographic area served by InforMedix or its distributors, licensees, or value-added resellers. As used in this section, “business” includes any corporation, company, association, partnership, limited partnership, or other entity.

Adjustment of Restraints by a Court of Law

If the period of time or the geographic scope of any non-competition or non-solicitation restraint area specified in this Agreement is judged by a court to be unreasonable, I agree that the time and/or geographic scope for such restraint will be reduced so that the restraint can be enforced in such area and for such time as the court decides is reasonable.

Need for This Agreement and Remedies

I agree that because of the nature of InforMedix’s business, the restrictions contained in this Agreement are reasonable and necessary in order to protect the legitimate interests of InforMedix. I further agree that if I violate any provision of this Agreement relating to Proprietary Information, Works, non-competition, non-solicitation, or my duty to cooperate in matters relating to protection of intellectual property, InforMedix will suffer immediate and irreparable injury. If I violate any of such provisions, I agree that, in addition to any other remedies that may apply, my strict compliance with this Agreement should be ordered by a court of competent jurisdiction, and InforMedix is therefore entitled to preliminary and final injunctive relief to enforce this Agreement.

Governing Law

This Agreement will be governed by the laws of Maryland, as such laws are applied to contracts executed by Maryland residents and without reference to conflict of law principles.

Entire Agreement

This document constitutes my entire Agreement with InforMedix with respect to its subject matter, superseding any prior negotiations and agreement. This Agreement may not be changed in any respect except by a written agreement signed by both myself and an officer of InforMedix.

/s/ Harry Stokes
Witness	Signature

Date	Print Name

Date

InforMedix Holdings, Inc.

/s/ Bruce Kehr
Employee

Date:

Prior inventions to be excluded from this Agreement are listed and briefly described below: